SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                          ________________________

                                 FORM 8-K/A

                        AMENDMENT TO CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934



                         _________________________


               Date of Report
               (Date of earliest
               event reported):         October 2, 1997

                 _____________Gehl Company________________
           (Exact name of registrant as specified in its charter)


      Wisconsin                  0-18110                    39-0300430
   (State or other           (Commission File             (IRS Employer
   jurisdiction of               Number)                 Identification No.)
    incorporation)

                   143 Water Street, West Bend, Wisconsin 53095
            (Address of principal executive offices, including zip code)


                                  (414) 334-9461
                          (Registrant s telephone number)

    The undersigned registrant hereby amends the following item of its Current Report on Form 8-K filed October 17, 1997.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits

  (a)    Financial Statements of Business Acquired.

         The following financial statements of Brunel America, Inc. are attached hereto as Appendix A:

         1. Report of Independent Accountants

         2. Consolidated Balance Sheet at June 30, 1997

         3. Consolidated Statement of Income for the year ended June 30, 1997

         4. Consolidated Statement of Stockholder's Equity for the year ended June 30, 1997

         5. Consolidated Statement of Cash Flows for the year ended June
            30, 1997

         6. Notes to Consolidated Financial Statements

  (b)    Pro Forma Financial Information.

         The following combined pro forma financial information is attached hereto as Appendix B:

         1. Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996

         2. Unaudited Pro Forma Combined Statement of Operations for the six months ended June 28, 1997

         3. Unaudited Pro Forma Combined Balance Sheet at June 28, 1997

         4. Notes to Unaudited Pro Forma Combined Financial Statements

  (c)    Exhibits.  The following exhibits are being filed herewith:

         (2) Stock Purchase Agreement, dated as of September 12, 1997, between Gehl Company and Brunel Holdings, plc. Schedules to the Stock Purchase Agreement have not been filed herewith. Gehl agrees to furnish a copy of any omitted schedule to the Commission upon request. *

         (4.1) Amendment to Amended and Restated Loan and Security Agreement by and between Deutsche Financial Services Corporation, f/k/a ITT Commercial Finance Corp., Deutsche Financial Services Canada Corporation and Gehl Company and its subsidiaries, dated October 2, 1997. *

         (23)  Consent of Price Waterhouse LLP





______________________________________

* The schedules/exhibits to this document are not being filed herewith. They were previously filed in the Form 8-K originally filed on October 17, 1997.

                             SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

                                        GEHL COMPANY



                                        By: /s/William D. Gehl
                                               William D. Gehl
                                               Chairman of the Board,
                                               President And Chief
                                               Executive Officer


DATE:  December 16, 1997

                            BRUNEL AMERICA, INC.
             (A wholly-owned subsidiary of Brunel Holdings plc)
                     CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1997

                     Report of Independent Accountants


November 7, 1997

To the Board of Directors
  and Stockholder of
  Brunel America, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Brunel America, Inc. and its subsidiaries at June 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota

                            BRUNEL AMERICA, INC.
                         CONSOLIDATED BALANCE SHEET
                               JUNE 30, 1997


     ASSETS

Current assets:
 Cash and equivalents                                        $3,136,259
 Accounts receivable, net of allowance of $162,000           10,556,159
 Due from Parent and other affiliates                         3,765,032
 Inventories                                                  4,589,145
 Prepaid expenses                                                94,102
                                                             ----------
     Total current assets                                    22,140,697

Property, plant and equipment:
 Land, buildings and improvements                               907,530
 Machinery and equipment                                      4,877,309
 Furniture and fixtures                                         745,080
                                                             ----------
                                                              6,529,919
 Less accumulated depreciation                               (2,947,348)
                                                             ----------
     Net property, plant and equipment                        3,582,571

Notes receivable from Parent                                    456,000
Deferred tax asset                                            1,015,429
Net assets of discontinued operations                         1,120,112
Other assets                                                     22,895
                                                            -----------
                                                         $   28,337,704
                                                            ===========
     LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
 Current installments of capital lease obligations       $       41,887
 Current portion of long-term debt                              331,159
 Accounts payable                                             7,387,720
 Accrued expenses:
   Wages, commissions and profit sharing                        678,427
   Product warranties                                           642,000
   Other                                                      1,267,956
 Deferred income taxes                                          153,123
                                                             ----------
     Total current liabilities                               10,502,272

Long-term liabilities:
 Capital lease obligations                                       28,236
 Long-term debt                                               1,124,810
 Notes payable to affiliates                                  6,760,000
                                                             ----------
     Total long-term liabilities                              7,913,046
                                                             ----------
     Total liabilities                                       18,415,318

Commitments and contingent liabilities

Stockholder's equity:
 Common stock - par value $ 1.00 per share;
  3,000 shares authorized;
  1,529 shares issued and outstanding                            1,529
 Paid-in capital                                            35,198,471
 Accumulated deficit                                       (25,277,614)
                                                           -----------
     Total stockholder's equity                              9,922,386
                                                           -----------
                                                     $      28,337,704
                                                           ============

See notes to consolidated financial statements.

                            BRUNEL AMERICA, INC.
                      CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED JUNE 30, 1997

Net sales                                            $     57,493,530
Cost of sales                                              43,973,284
                                                         ------------
    Gross profit                                           13,520,246
                                                         ------------
Selling, general and administrative expenses                9,548,377
                                                         ------------
    Income from operations                                  3,971,869
                                                         ------------
Other income (expense):
 Discount on sale of accounts receivable                   (1,012,333)
 Other interest expense                                      (964,883)
 Management fee paid to affiliate                            (240,000)
 Other income                                                 123,562
                                                         ------------
    Total other expense                                    (2,093,654)
                                                         ------------
Income from continuing operations before income taxes       1,878,215

Provision for income taxes attributable to
 continuing operations                                       (609,915)
                                                         ------------
    Income from continuing operations                       1,268,300
                                                         ------------
Discontinued operations:
 Loss from discontinued operations,
  net of income taxes (including
  $316,579 related to income taxes on disposition
  of subsidiaries)                                           (123,561)
                                                         ------------
Net income                                           $      1,144,739
                                                         ============

See notes to consolidated financial statements.

                            BRUNEL AMERICA, INC.
               CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                          YEAR ENDED JUNE 30, 1997



                            Common        Paid-in      Accumulated
                            Stock         Capital        Deficit        Total

Balance at June 30, 1996   $  1,529  $  35,198,471  $(25,127,768) $10,072,232

 Dividend to Parent from
   continuing operations                              (1,174,585)  (1,174,585)
 Dividend to Parent from
   discontinued operations                              (120,000)    (120,000)
 Net income for the year                               1,144,739    1,144,739
                           --------  -------------  ------------   ----------
Balance at June 30, 1997   $  1,529  $  35,198,471  $(25,277,614)  $9,922,386
                           ========  =============  ============   ==========


See notes to consolidated financial statements.

                           BRUNEL AMERICA, INC.
                    CONSOLIDATED STATEMENT OF CASH FLOWS
                         YEAR ENDED JUNE 30, 1997


Cash flows from operating activities:
 Net income                                              $   1,144,739
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                               706,615
   Deferred income taxes                                       609,915
   Change in the net assets of discontinued operations          95,241
   Changes in current assets and liabilities:
    Accounts receivable                                        808,251
    Inventories                                                (43,204)
    Prepaid expenses                                            19,595
    Due from affiliate                                        (818,777)
    Other current assets                                         2,564
    Accounts payable                                           400,349
    Accrued expenses                                           334,170
    Affiliated payables                                          6,148
                                                          ------------
       Total adjustments                                     2,120,867
                                                          ------------
       Net cash provided by operating activities             3,265,606
                                                          ------------
Cash flows from investing activities:
 Additions to property and equipment                          (866,737)
                                                          ------------
       Net cash used in investing activities                  (866,737)
                                                          ------------
Cash flows from financing activities:
 Proceeds from notes payable                                   176,550
 Payments on notes payable                                    (304,976)
 Affiliated notes payable                                      700,000
 Capital lease obligations                                     (38,417)
 Dividend paid to Parent                                    (1,294,585)
                                                          ------------
       Net cash used in financing activities                  (761,428)
                                                          ------------
Net increase in cash and equivalents                         1,637,441
Cash and equivalents at beginning of year                    1,498,818
                                                          ------------
Cash and equivalents at end of year                      $   3,136,259
                                                          ============
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest                                              $     987,678
   Income taxes                                          $      18,936


See notes to consolidated financial statements

                             BRUNEL AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Brunel America, Inc. (the Company) is a wholly-owned subsidiary of Brunel Holdings plc (the Parent). The Company's primary operations consist of the manufacture and distribution of skid steer loaders through its wholly-owned subsidiary Mustang America, Inc. (Mustang). The Company's other subsidiaries have been engaged in other lines of business primarily related to the web processing industry.

Pursuant to a Stock Purchase Agreement dated September 12, 1997, Brunel Holdings plc entered into an agreement to sell all outstanding common stock of the Company to Gehl Company (Gehl). At the date of this transaction, the common stock of all non-Mustang subsidiaries of the Company was distributed to Brunel Holdings plc. In accordance with Emerging Issues Task Force Statement 95-18 (EITF 95-18), the assets and results of operations of all non-Mustang subsidiaries of the Company have been reported as discontinued operations.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Brunel America, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, trade receivables and payables for which the current carrying amounts approximate fair market value. Additionally, the borrowing rates currently available to the Company approximate current rates for debt agreements with similar terms and average maturities.

Revenue Recognition

Sales of skid steers and replacement parts by Mustang are generally unconditional sales that are recorded once product is shipped and invoiced to independently owned and operated dealers.

Accounts receivable from dealers have been classified as current assets in accordance with industry practice. Credit may be granted to a dealer for a period of up to twelve months; credit extended beyond six months is generally interest bearing. Mustang is a secured creditor and holds a first priority secured interest in a majority of the equipment until the sale of the related equipment by the dealer. Payment is required upon the sale of such equipment by the dealer. Accounts receivable also includes $446,991 of notes receivable financed by Mustang through its retail financing program.

Cash Equivalents

The Company considers cash on hand and demand deposits to be cash equivalents.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist primarily of accounts receivable. The Company grants credit to customers in the ordinary course of business. No single dealer, customer or region represents a significant concentration of credit risk.

Inventories

The Company values its inventories at the lower of cost or market. Inventory cost is determined by the last-in, first-out (LIFO) method for manufactured inventory and service parts.

Property, Plant and Equipment

Property, plant and equipment is stated at cost or, in the case of capitalized leases, at the present value of the future lease payments. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets and, in the case of capitalized leases, the shorter of the lease term or estimated useful life of the asset. Maintenance and repair costs are expensed as incurred.

Depreciation and amortization are computed using the following estimated useful lives:

                                             Useful Lives

     Buildings and improvements              5 to 25 years
     Machinery and equipment                 3 to 10 years
     Furniture and fixtures                  3 to 5 years

Product Warranties

Under the Company's product warranty program, the Company provides a warranty of one year under certain conditions. Costs associated with this program are recorded at the date of the related sale and determined on the basis of estimated future costs.

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes."
Under FAS 109, deferred income taxes are recognized based on the difference between financial statement amounts and the tax basis of assets and liabilities.


NOTE 3 - INVENTORIES

The Company has the following inventories at June 30, 1997:

Finished machines - manufactured                  $ 1,514,795
Work-in-process                                       110,217
Raw materials                                       2,635,055
Service parts                                       1,147,667
                                                  -----------
                                                    5,407,734
LIFO reserve                                         (818,589)
                                                  -----------
                                                  $ 4,589,145
                                                  ===========

NOTE 4 - NOTES PAYABLE

Mustang has a $5,000,000 conditional revolving line of credit with a financial institution with interest payable monthly at the prime rate plus 1%. The line is secured by Mustang's inventory, and borrowings are due on demand. The agreement includes certain financial covenants with which Mustang has complied as of June 30, 1997. The agreement expires on December 31, 1999. There were no borrowings outstanding under this credit facility at June 30, 1997.


NOTE 5 - LEASES

Mustang is obligated under several noncancellable capital leases that expire through various dates to 1999. At June 30, 1997, the amount of leased capital equipment is as follows:

Equipment cost                                       $108,540
Less accumulated amortization                         (38,417)
                                                     --------
                                                     $ 70,123
                                                     ========

Mustang also is obligated under operating leases for certain equipment expiring through 2002.

Future minimum lease payments under capital and operating leases at June 30, 1997 are as follows:

                                              Operating          Capital
                                                 Leases           Leases
Year Ending June 30,
    1998                                    $   118,196          $46,332
    1999                                         89,339           29,118
    2000                                         63,209
    2001                                         45,950
    2002                                         15,558
                                            -----------          -------
    Total minimum lease payments            $   332,252           75,450
    Less amount representing interest       ===========           (5,327)
                                                                 -------
    Present value of net minimum capital
     lease payments                                               70,123
    Less current installments                                    (41,887)
                                                                 -------
                                                                 $28,236
                                                                 =======

Rental expense for the year ended June 30, 1997 was $211,113.


NOTE 6 - LONG-TERM DEBT

Long-term debt consists of notes payable of $1,455,969 by Mustang to financial institutions. The notes bear interest from 7.75% to 8.75% and are due in equal monthly installments through July 1, 2001. The notes are secured by various equipment of Mustang. The notes include certain financial covenants with which Mustang has complied at June 30, 1997.

Maturities of long-term debt are as follows:

    1998                                                  $     467,659
    1999                                                        467,659
    2000                                                        467,659
    2001                                                        232,542
    2002                                                         44,749
    Thereafter                                                    7,180
                                                             ----------
                                                              1,687,448
    Less amount representing interest                          (231,479)
                                                             ----------
                                                              1,455,969
    Less current portion                                       (331,159)
                                                             ----------
                                                           $  1,124,810
                                                             ==========

NOTE 7 - RELATED-PARTY TRANSACTIONS AND BALANCES

A summary of notes payable, notes receivable and due from affiliates at June 30, 1997 is as follows:

Note receivable from the Parent, payable on demand.
 Interest at LIBOR plus 1.875% (5.69% at June 30, 1997).   $   456,000
                                                           ===========
Due from Parent and other affiliates:

Brunel Holdings plc (Parent)                               $   822,739
Receivable from operations classified as
 discontinued operations
  Cameron Converting Inc.                                    2,442,293
  Spooner Inc.                                                 500,000
                                                           -----------
                                                           $ 3,765,032
                                                           ===========

Note payable to the Parent, payable on demand.
 Interest at prime rate plus 2% (8.5% at June 30, 1997). $ 6,060,000 Note payable with the Parent, payable on demand.
 No stated interest rate.                                      700,000
                                                           -----------
    Total affiliated notes payable                         $ 6,760,000
                                                           ===========

The Company paid $240,000 in management fees to the Parent during the year ended June 30, 1997.


NOTE 8 - DISCONTINUED OPERATIONS

Effective October 1, 1997, the Parent sold all outstanding shares of common stock of the Company to Gehl. Immediately prior to the sale, the Company spun-off all the common stock of non-Mustang subsidiaries engaged in the web processing industry, which consisted primarily of three wholly-owned subsidiaries, Wadkin North America, Spooner Industries, Inc. and Cameron Converting, Inc., to Brunel Holdings plc (Parent).

In accordance with APB Opinion No. 30, "Reporting the Results of
Operations," and EITF 95-18, all non-Mustang subsidiaries have been reported as discontinued operations. At June 30, 1997, assets of discontinued operations are comprised as follows:

Cash                                                 $       733,995
Accounts receivable                                        1,525,267
Due from Parent and other affiliates                       1,581,000
Inventory                                                  2,895,882
Property, plant and equipment, net                           415,420
Goodwill, net                                              1,217,000
Other assets                                                 529,507
Accounts payable and accrued liabilities                  (1,817,959)
Due to affiliates (including notes payable)               (5,880,000)
Other liabilities                                            (80,000)
                                                         -----------
    Net assets of discontinued operations            $     1,120,112
                                                         ===========

Net assets of discontinued operations are presented with consideration of $1,200,000 of intercompany indebtedness which was contributed to capital of these subsidiaries in the period subsequent to June 30, 1997.

Summarized income statement information relating to discontinued operations for the year ended June 30, 1997 is as follows:

Sales                                                $   13,224,727
Operating income                                     $      415,420
Net loss                                             $     (123,561)

Results of operations in the period from July 1, 1997 to the date of disposal are not material. Income taxes resulting from the disposal of these operations are included in the tax provision at June 30, 1997.


NOTE 9 - INCOME TAXES

The Company files a consolidated federal income tax return. The provision for income taxes was calculated on a consolidated level and allocated to income before taxes from continuing operations and income before taxes from discontinued operations as follows:

                                           Continuing  Discontinued
                                           Operations   Operations   Total

Income before taxes                        $1,878,215  $ 236,193  $2,114,408
Income tax expense                           (609,915)  (359,754)   (969,669)
                                           ----------   --------  ----------
   Net income (loss)                       $1,268,300  $(123,561) $1,144,739
                                           ==========  =========  ==========

The provision for income taxes differs from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following at June 30, 1997:

                                          Continuing  Discontinued
                                          Operations   Operations    Total

Taxes provided as U.S. statutory rate     $   639,093    $80,306    $719,399
State tax expense, net of federal benefit      41,000                 41,000
FSC benefit                                   (82,000)               (82,000)
Non-deductible meals and entertainment         11,822      7,000      18,822
Capital gains tax incurred upon spin-off of
  discontinued operations                                316,579     316,579
Other, net                                               (44,131)    (44,131)
                                          -----------   --------   ----------
    Provision for income taxes            $   609,915   $359,754   $ 969,669
                                          ===========   ========   =========

The approximate effect of temporary differences and carryforwards that give rise to deferred tax assets and liabilities is as follows at June 30, 1997:

Tax loss carryforward                                             $1,192,429
Plant and equipment                                                 (177,000)
                                                                  ----------
  Non-current deferred tax asset                                  $1,015,429
                                                                  ==========
Inventory                                                         $ (587,000)
Accounts receivable                                                   96,000
Accrued expenses                                                     456,000
Other, net                                                          (118,125)
                                                                  ----------
  Current deferred tax liability                                  $ (153,125)
                                                                  ==========

Net assets of discontinued operations includes approximately $374,136 of net deferred tax assets (included in other assets). Pursuant to a provision of the purchase agreement with Gehl, the Parent has agreed that it will consent to any permissible tax election that would allow the Company to retain the benefit of any net operating losses which have been allocated to discontinued operations. As no such election has yet been made by Gehl, all related deferred tax benefits related to discontinued operations have been included as assets of discontinued operations. In accordance with terms of the purchase agreement, Gehl has up to six months after closing to make the tax elections related to the carryforwards attributable to the discontinued operations.


NOTE 10 - PROFIT SHARING PLAN

Mustang has a 401(k) profit sharing plan and trust. Under provisions of the plan, Mustang contributes to the trust a discretionary matching contribution equal to 50% of the employees' contribution up to 6% of qualifying salary. Mustang may also contribute additional amounts to the plan at the discretion of the board of directors. All employees of Mustang are eligible and become participants upon attaining age 21 and completing one year of service, as defined, except those employees whose employment is governed by a collective bargaining agreement. Mustang's contribution for the year ended June 30, 1997 was $224,000.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

Mustang assists in providing retail financing through its dealers in the form of conditional sales contracts and lease purchase agreements. Mustang sold $9,635,023 of contracts and lease purchase agreements during the years ended June 30, 1997 to various third parties with recourse limited to $1 million per year. The assigned receivables are collateralized by Uniform Commercial Code filings on the related equipment. The outstanding receivable on such transactions was $6,452,398 at June 30, 1997. The agreements also contain provisions for recourse to the selling dealer.

Mustang entered into an agreement in fiscal 1996 to sell a specified amount of accounts receivable to a financial institution. The accounts receivable were sold with recourse and are collateralized by the related equipment. Recourse is limited to $1,000,000 each calendar year. Mustang sold $56,793,234 of accounts receivable and notes during the year ended June 30, 1997. The net outstanding receivable at June 30, 1997 related to sales of account and notes receivable during the year was $12,423,974.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


The following unaudited pro forma combined financial statements give effect to the acquisition by Gehl Company (the "Company") of Brunel America, Inc. ("Brunel") in a transaction whereby the Company acquired all of the issued and outstanding stock of Brunel on October 2, 1997. The Unaudited Pro Forma Combined Balance Sheet is based on the individual balance sheets of the Company (as of June 28, 1997) and Brunel (as of June 30, 1997) and has been prepared to reflect the acquisition by the Company of Brunel as of June 28, 1997. The Unaudited Pro Forma Combined Statement of Operations is based on the individual statements of operations of the Company and Brunel as if the acquisition had been consummated on January 1, 1996. These unaudited pro forma financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements and notes thereto included in the Company's 1996 Annual Report. The unaudited pro forma data is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated on the dates indicated, nor is such data necessarily indicative of future operating results or financial position. There is no assurance that similar results will be achieved in the future.

The acquisition will be accounted for by the Company as a purchase whereby the basis of accounting for Brunel's assets will be based upon their fair values at the date of the acquisition. Pro forma adjustments, including the preliminary purchase price allocation resulting from the acquisition as described in Note 1 of the Notes to Unaudited Pro Forma Combined Financial Statements, represent the Company's initial determination of these adjustments and are based upon preliminary information, assumptions and operating decisions which the Company considers reasonable under the circumstances.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                              BRUNEL
                                              AMERICA,   PRO FORMA   PRO FORMA
                                   GEHL       INC.      ADJUSTMENTS  COMBINED

STATEMENT OF OPERATIONS DATA:
Net sales                        $159,662     $55,759   ($1,297)(a) $214,124
Cost of goods sold                111,902      43,218       215 (b)  155,335
                                 --------     -------   -------     --------
Gross profit                       47,760      12,541    (1,512)      58,789

Selling, general and
 administrative expenses           32,213       9,432      (744)(c)   40,901
                                 --------     -------   -------     --------
Income from operations             15,547       3,109      (768)      17,888

Interest expense                   (3,443)     (1,329)   (1,733)(d)   (6,505)

Interest income                     1,542           -         -        1,542
Management fee                          -        (245)      245 (e)        -
Other income (expense), net        (1,152)       (360)      207 (f)   (1,305)
                                 --------     -------   -------     --------
Income from continuing
 operations before income taxes    12,494       1,175    (2,049)      11,620

Provision for income taxes          2,929         382      (597)(g)    2,714
                                 --------     -------   -------     --------
Income from continuing operations  $9,565        $793   ($1,452)      $8,906
                                 ========     =======   =======     ========

Income per common share             $1.54                              $1.43
                                 ========                           ========
Weighted average common
 shares and common equivalent
 shares outstanding                 6,227                              6,227
                                 ========                           ========


See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

               UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          SIX MONTHS ENDED JUNE 28, 1997
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              BRUNEL
                                              AMERICA,  PRO FORMA   PRO FORMA
                                   GEHL       INC.     ADJUSTMENTS  COMBINED

STATEMENT OF OPERATIONS DATA:
Net sales                         $95,267     $32,865    ($957)(a)  $127,175
Cost of goods sold                 66,737      25,372      108 (b)    92,217
                                  -------     -------   ------      --------
Gross profit                       28,530       7,493   (1,065)       34,958

Selling, general and
 administrative expenses           17,783       4,986     (640)(c)    22,129
                                  -------     -------   -------     --------
Income from operations             10,747       2,507     (425)       12,829

Interest expense                     (927)       (470)    (909)(d)    (2,306)
Interest income                       661           -        -           661
Management fee                          -        (120)     120 (e)         -
Other income (expense), net          (459)       (468)      89 (f)      (838)
                                  -------     -------   -------     --------
Income from continuing
 operations before income taxes    10,022       1,449   (1,125)       10,346

Provision for income taxes          3,608         471     (337)(g)     3,742
                                  -------     -------   -------     --------

Income from continuing
 operations                        $6,414        $978    ($788)       $6,604
                                  =======     =======   =======     ========

Income per common share             $1.00                              $1.03
                                  =======                           ========
Weighted average common shares
 and common equivalent shares
 outstanding                        6,442                              6,442
                                  =======                           ========

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

                      UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                    JUNE 28, 1997
                                    (IN THOUSANDS)
                                              BRUNEL
                                              AMERICA,  PRO FORMA    PRO FORMA
                                   GEHL        INC.    ADJUSTMENTS   COMBINED

ASSETS:
Cash                               $6,576     $3,136         -        $9,712
Accounts receivable - net          64,317     10,556      (647)(h)    74,226
Finance contracts receivable
 - net                              6,918          -       195 (a)     7,113
Inventories                        17,579      4,589       719 (h)    22,887
Prepaid income taxes                4,385          -         -         4,385
Due from Parent and other
 affiliate                              -      3,765    (3,765)(i)         0
Prepaid expenses and other
 assets                             1,391         94         -         1,485
                                  -------     ------    -------       -------
 Total current assets             101,166     22,140    (3,498)      119,808

Property, plant and equipment
 - net                             23,521      3,583     3,491 (h)    30,595
Finance contracts receivable
 net, non-current                   4,101          -       252 (a)     4,353
Note receivable from Parent             -        456      (456)(i)         0
Deferred tax assets                     -      1,016    (1,016)(a)         0
Net assets of discontinued
 operations                             -      1,120    (1,120)(k)         0
Other assets                        5,424         23    15,307 (j)    20,754
                                 --------    -------   -------       -------
  Total assets                   $134,212    $28,338   $12,960      $175,510
                                 ========    =======   =======      ========

LIABILITIES:
Current portion of long-term
 debt obligations                    $186       $331         -          $517
Current portion of capital
 lease obligations                      -         42       (42)(a)         0
Accounts payable                   18,917      7,388         -        26,305
Deferred income taxes                   -        153     1,208 (h)     1,361
Accrued liabilities                19,781      2,589     1,792 (h)    24,162
                                 --------    -------   -------       -------
Total current liabilities          38,884     10,503     2,958        52,345


Line of credit facility            11,344          -    27,700 (l)    39,044
Long-term debt obligations          8,645      1,125         -         9,770
Deferred income taxes               2,369          -    (1,016)(a)     1,353
Notes payable to affiliates             -      6,760    (6,760)(i)         0
Other long-term liabilities         1,678         28         -         1,706
                                  -------    -------   -------       -------
 Total long-term liabilities       24,036      7,913    19,924        51,873

Common stock                          620          2        (2)          620
Preferred stock                         -          -         -             0
Capital in excess of par           26,197     35,198   (35,198)       26,197
Retained earnings (deficit)        44,475    (25,278)   25,278        44,475
                                  -------    -------   -------       -------
 Total shareholders' equity        71,292      9,922    (9,922)(j)    71,292
                                  -------    -------   -------       -------
Total liabilities and
 shareholders' equity            $134,212    $28,338   $12,960      $175,510
                                 ========    =======   =======      ========

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

The unaudited pro forma financial statements give effect to the acquisition by Gehl Company ("Company") of Brunel America, Inc. ("Brunel") in a transaction to be accounted for as a purchase.

The Company's Unaudited Pro Forma Combined Financial Statements assume the Brunel acquisition occurred (1) as of January 1, 1996 for purposes of the Unaudited Pro Forma Combined Statements of Operations and (2) on June 28, 1997 for purposes of the Unaudited Pro Forma Combined Balance Sheet. Adjustments to the historical financial statements have been made and are described below:

a. Reclassification of amounts to conform to the Company's historical presentation.

b. Additional depreciation resulting from the increased basis of machinery and equipment and buildings acquired based on estimated useful lives of 7 and 25 years, respectively.

c. The pro forma adjustment to selling, general and administrative expenses assumes:

                                         Year Ended          Six Months Ended
                                       December 31, 1996       June 28, 1997

Amortization of goodwill over 30
  years                                   $   478                  $   239
Amortization of noncompetition
  agreement over 5 years                      200                      100
Reclassification of amounts to conform
 to the Company's presentation             (1,001)                    (781)
Executive salaries terminated on date
  of acquisition                             (421)                    (198)
                                          --------                --------
                                          $  (744)                $   (640)
                                          ========                =========
On the date of acquisition, three executives of Brunel were terminated. The costs (salaries and respective fringes) are considered nonrecurring by the Company as the executives will not be replaced.

d. The pro forma adjustment to interest expense assumes:

                                          Year Ended         Six Months Ended
                                      December 31, 1996       June 28, 1997
Annual interest charges resulting
 from the acquisition                    $  (2,105)           $     (1,052)
Interest rate benefit                           90                      56
Reclassification of amounts to conform
 to the Company's presentation                 282                      87
                                        ----------            ------------
                                        $   (1,733)           $       (909)
                                        ==========            ============
Interest expense is calculated assuming a rate of 7.6% at the date of the acquisition. A 1/8 percent increase (or decrease) in such rate would increase (or decrease) annual interest expense by $35.

The interest rate benefit relates to the difference between interest rates which the Company would have paid on outside debt and that charged to Brunel from Brunel Holdings plc ("Parent Company") on intercompany debt.

e. Reduction of intercompany charges from Parent Company for which no specific services were provided.

f. The pro forma adjustment to other income (expense), net assumes:

                                            Year Ended       Six Months Ended
                                          December 31, 1996    June 28, 1997
Divestiture costs prior to acquisition         $   193        $      -
Reclassification of amounts to conform
 to the Company's presentation                      14              89
                                               -------        --------
                                               $   207        $     89
                                               =======        ========

Divestiture costs prior to acquisition relates to nonrecurring costs incurred by Brunel in connection with a potential divestiture prior to the acquisition by the Company.

g. Reduction of income taxes relating to the foregoing adjustments.

h. Adjustments to net assets of Brunel to reflect fair value, purchase accounting adjustments, related tax effects and reclassification of amounts to conform to the Company's historical presentation. Amounts reclassified include finance accounts receivable - net ($447) and current portion of capital lease obligations ($42).

i. Capitalization of net balance of debt due to Parent Company.

j. The excess of cost over fair value of net assets acquired resulting from the preliminary purchase price allocation is assumed to be as follows:

    Pro forma purchase price --
     Stated amount in Stock Purchase Agreement                $       27,700
                                                              --------------
    Pro forma historical net book value of assets acquired -
         Book value per historical financial statements                9,922
         Capitalization of net balance of debt due to
          Parent Company as described above                            2,539
         Net assets of discontinued operations as
          described below                                             (1,120)
                                                              --------------
             Total pro forma historical net book value
              of assets acquired                                      11,341
                                                              --------------
    Excess of purchase price over net book value of
     assets acquired                                                  16,359

         Allocated to:
             Accounts receivable                                         200
             Inventories                                                (719)
             Property plant and equipment                             (3,491)
             Intangible assets (non-competition agreement)            (1,000)
             Deferred tax liabilities                                  1,208
             Other liabilities                                         1,750
                                                              --------------
                 Remaining excess of cost over fair value
                  of net assets acquired (goodwill)           $       14,307
                                                              ==============


   The foregoing preliminary purchase price allocation is based on available information and certain assumptions the Company considers reasonable. The final purchase price allocation will be based upon a determination of the fair value of the net assets acquired at the date of the acquisition.
   The final purchase price allocation may differ from the preliminary allocation.

k. Under the terms of the Stock Purchase Agreement, Brunel agreed to transfer all of its right, title and interest of certain subsidiaries to Parent Company prior to the date of acquisition. As a result, the corresponding net assets of such subsidiaries have been reported as discontinued operations at June 28, 1997 ($1,120). Accordingly, the pro forma adjustment reflects the elimination of net assets of discontinued operations.

l. Borrowings under the Company's credit facility which reflects the cash purchase price as stated in the Stock Purchase Agreement.

                               GEHL COMPANY

               Exhibit Index to Amendment to Current Report on form 8-K
                         Dated October 2, 1997


Exhibit
Number

(2) Stock Purchase Agreement, dated as of September 12, 1997, between Gehl Company and Brunel Holdings, plc. Schedules to the Stock Purchase Agreement have not been filed herewith. Gehl agrees to furnish a copy of any omitted schedule to the Commission upon request. *

(4.1) Amendment to Amended and Restated Loan and Security Agreement by and between Deutsche Financial Services Corporation, f/k/a ITT Commercial Finance Corp., Deutsche Financial Services Canada Corporation and Gehl Company and its subsidiaries, dated October 2, 1997. *

(23)  Consent of Price Waterhouse LLP


---------------------------------------

* The schedules/exhibits to this document are not being filed herewith. They were previously filed in the Form 8-K originally filed on October 17, 1997